Exhibit 99.1
FOR IMMEDIATE RELEASE
INTER-ATLANTIC FINANCIAL, INC.
ANNOUNCES IPO CLOSING
NEW YORK October 16, 2007 — Inter-Atlantic Financial, Inc. (“the Company”) (AMEX: IAN.U - News) today announced the closing of 1,110,300 units pursuant to the underwriters’ over-allotment option in addition to the October 9, 2007 closing of its initial public offering for 7,500,000 units for a total of 8,610,300 units.
Each unit consists of one ordinary share, par value $.0001 and one warrant. The units were sold at an offering price of $8.00, generating gross proceeds to the Company of $68,882,400. Morgan Joseph & Co. Inc. led the initial public offering. The Company’s units began trading on the American Stock Exchange on Wednesday, October 3, 2007. Total proceeds placed into trust were $68,515,928.
“We are pleased with the success of our IPO,” said Andrew S. Lerner, Chief Executive Officer of Inter-Atlantic Financial, Inc. “We are committed to building shareholder value and are beginning to explore potential acquisitions and other opportunities.”
Mr. Lerner added: “We will tap our extensive relationships in the financial technology industry in our search for potential target companies.”
Copies of the prospectus relating to this offering may be obtained from Morgan Joseph & Co. Inc., 600 Fifth Avenue, New York, NY 10019 or from Inter-Atlantic Financial, Inc., 400 Madison Ave., New York, NY 10017 (tel: 212-581-2000; fax: 212-581-2433).
This announcement is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the prospectus.
About Inter-Atlantic Financial, Inc.
Inter-Atlantic Financial, Inc. is a company with its principal office in New York. The Company was formed for the purpose of acquiring, through a merger, a capital stock exchange, asset acquisition, stock purchase or other similar business combination, a domestic and/or foreign operating business in the financial services industry or businesses deriving a majority of their revenues from providing services to financial services companies, including for example, payment processing companies and technology providers.
Forward-Looking Statements
This press release may contain certain forward-looking statements including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” “will” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in the Company’s Prospectus and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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